Financial Statements

Big Rock Brewery Ltd.

March 31, 2002

AUDITORS' REPORT

To the Directors of

Big Rock Brewery Ltd.

We have audited the consolidated balance sheets of Big Rock Brewery Ltd. as at March 31, 2002, 2001 and 2000 and the consolidated statements of operations and retained earnings and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards.  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2002, 2001 and 2000 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

Calgary, Canada

(Signed) Ernst & Young LLP

June 3, 2002 (except for Note 17

Chartered Accountants

which is as at November 19, 2002)

Big Rock Brewery Ltd.

Incorporated under the Business Corporations Act (Alberta)

CONSOLIDATED BALANCE SHEETS

As at March 31

	2002	2001	2000
	$	$	$
	(Denominated in Canadian Dollars)
ASSETS [notes 7 & 8]
Current
Cash and cash equivalents	1,016,158	1,602,202	106,492
Accounts receivable	2,116,325	1,593,984	1,872,064
Inventories [note 3]	2,896,052	2,701,982	2,676,790
Prepaid expenses and other	417,445	400,985	237,656
Investments	46,365	156,035	19,060
	6,492,345	6,455,188	4,912,062
Capital assets [note 6]	25,872,488	24,844,994	24,954,398
Long term investment [note5]	227,222	----	----
Deferred charges and other Goodwill	216,806 251,830	45,619 ----	51,77 ----
	33,060,691	31,345,801	29,918,239
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Bank indebtedness [note 7]	1,857,882	1,362,907	2,244,903
Accounts payable and accrued liabilities	1,334,322	1,393,068	1,264,073
Income tax payable	468,894	151,869	----
Current portion of long-term debt [note 8]	1,696,784	1,567,862	1,496,189
	5,357,882	4,475,706	5,005,165
Long-term debt [note 8]	1,502,275	3,469,976	4,378,224
Future income taxes [note 10]	4,416,400	4,362,400	3,905,400
Total liabilities	11,276,557	12,308,082	13,288,789
Commitments [note 11]

Shareholders’ equity
Share capital [note 9]	13,131,991	11,553,637	10,077,900
Retained earnings	8,652,143	7,484,082	6,551,550
	21,784,134	19,037,719	16,629,450
	33,060,691	31,345,801	29,918,239

See accompanying notes

On behalf of the Board:

(signature)

(signature)

E.E. McNally

Gordon Tallman

Director

Director

Big Rock Brewery Ltd.

CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

Years ended March 31

	2002	2001	2000
	$	$	$
	(Denominated in Canadian Dollars)
Revenue
Sales	34,522,928	32,238,035	31,707,142
Government taxes and commissions	(9,613,847)	(9,038,357)	(8,990,216)
	24,909,081	23,199,678	22,716,926
Cost of sales	10,167,456	9,240,503	9,154,929
Gross profit	14,741,625	13,959,175	13,561,997

Expenses
Selling General and administrative	8,631,472 2,354,559	8,227,273 1,949,416	7,487,581 1,928,374
Interest on long-term debt	294,027	451,921	481,400
Interest on short-term debt	34,163	91,998	36,360
Amortization	1,458,618	1,230,994	1,167,163
	12,772,839	11,951,602	11,100,878

Income before income taxes	1,968,786	2,007,573	2,461,119
Current income tax expense	697,000	198,000	42,000
Future income tax expense [note 10]	54,000	457,000	958,000
Net income for year	1,217,786	1,352,573	1,461,119
Retained earnings, beginning of year	7,484,082	6,551,550	5,975,448
Redemption of common shares [note 9]	(49,725)	(420,041)	(885,017)
Retained earnings, end of year	8,652,143	7,484,082	6,551,550

Net income per share [note 2]
Basic and diluted	0.24	0.29	0.31

See accompanying notes

Big Rock Brewery Ltd.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended March 31

	2002	2001	2000
	$	$	$
	(Denominated in Canadian Dollars)
OPERATING ACTIVITIES
Net income for year	1,217,786	1,352,573	1,461,119
Items not affecting cash
Amortization and write down of assets	1,704,676	1,230,994	1,167,163
Gain on sale of investments and termination of agreement	(428,340)	----	----
Loss on sale of capital assets	108,857	----	----
Future income taxes	54,000	457,000	958,000
	2,656,979	3,040,567	3,586,282
Net change in non-cash working capital [note 14]	(76,453)	370,423	(1,150,883)
Cash provided by operating activities	2,580,526	3,410,990	2,435,399

FINANCING ACTIVITIES
Increase (decrease) in bank indebtedness	413,772	(881,996)	1,619,994
Repayment of long term debt	(1,838,779)	(836,575)	(1,601,587)
Share redemption [note 9]	(102,650)	(744,304)	(1,358,205)
Shares issued by private placement [note 9]	990,000	1,800,000	----
Shares issued on exercise of options [note 9]	----	----	78,879
Cash (used in) financing activities	(537,657)	(662,875)	(1,260,919)

INVESTING ACTIVITIES
Purchase of capital assets	(2,452,653)	(1,121,590)	(1,143,222)
Proceeds on sale of capital assets	271,903	----	----
Purchase of investments Proceeds on sale of investments	---- 134,836	(136,975) ----	---- ----
Acquisition of Whistler/Bowen [note 4]	(323,953)	----	----
Acquisition of interest in Bear View	(227,222)	----	----
Deferred charges and other assets	(31,824)	6,160	----
Cash used in investing activities	(2,628,913)	(1,252,405)	(1,143,222)

Net (decrease) increase in cash	(586,044)	1,495,710	31,258
Cash and cash equivalents, beginning of year	1,602,202	106,492	75,234
Cash and cash equivalents, end of year	1,016,158	1,602,202	106,492

See accompanying notes

Big Rock Brewery Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2002

(Denominated in Canadian Dollars)

1. DESCRIPTION OF BUSINESS

Big Rock Brewery Ltd. (“Big Rock” or the “Company”) produces and markets its own brands of specialty draught and bottled beer for sale across Canada and the United States.  Big Rock is listed on both the TSX and the NASDAQ stock exchanges.  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Big Rock Brewery (Sask.) Ltd., Whistler Brewing Company Ltd., and Bowen Island Brewing Company.

2. SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”). The Company’s accounting policies are, in all material respects, in accordance with United States (“U.S.”) GAAP (see note 15).

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reported periods.  Actual results could differ materially from those estimates and assumptions.  The consolidated financial statements, in management's opinion, have been properly prepared within reasonable limits of materiality and within the framework of the accounting policies summarized below.

All figures are reported in Canadian dollars.  Exchange rates between the U.S. and Canadian dollars for each of the years reported in these consolidated financial statements were as follows:

	Canadian Equivalent of $1 U.S.
	End of Year	Average For Year
March 31, 2002	1.5942	1.5655
March 31, 2001	1.5763	1.5040
March 31, 2000	1.4494	1.4677

Cash and cash equivalents

Cash and cash equivalents consist of cash on deposit and highly liquid investments subject to minimal risk of changes in value and which have original maturities of three months or less.

#

Big Rock Brewery Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2002

(Denominated in Canadian Dollars)

Inventories

Inventories of raw materials, supplies, promotional goods and dispensing units are valued at the lower of cost (weighted average) and replacement cost.  Inventories of brews in progress and finished product are valued at the lower of cost (including direct materials, labour and overhead costs) and net realizable value.

Returnable glass containers are initially recorded at cost.  In order to charge operations for wear and disappearance, the cost of bottles is charged to operations over the estimated useful life of five years.

Goodwill

Goodwill arising from business acquisitions is being amortized on a straight-line basis over 20 years, commencing at the time of the acquisition.  In accordance with a new Canadian Institute of Chartered Accountants pronouncement regarding goodwill and other intangible assets, goodwill will not be amortized subsequent to March 31, 2002; however, it will be tested for impairment on an annual basis

Capital assets

Capital assets are stated at cost less accumulated amortization.  Amortization is recorded on the straight-line basis over the estimated useful lives of the assets.  Amortization rates are as follows:

Buildings	2.5%
Production equipment	2.6-8%
Vehicles	25%
Furniture and fixtures	4-15.4%

The Company completes a yearly assessment of its capital assets for impairment by assessing the estimated future net cash flows from the assets, less directly attributable general and administrative costs, carrying costs, future removal costs and income taxes.  Any shortfall of this amount from the net carrying amount of the asset less future income taxes, is charged to expense in the period.

Deferred charges

Deferred charges include new product artwork and trademark costs and are stated at cost less accumulated amortization.  Amortization is recorded on a straight line basis over five to seven years.  The deferral of these costs is reviewed periodically for possible revisions to the amortization period or writedown to net realizable value.

Revenue recognition

Revenue is recognized upon shipment of product at the gross sales price charged to the purchaser.  Invoices for sales to Canadian customers are submitted to the respective provincial liquor control boards who pay the Company after deducting liquor control board commissions.  Excise taxes, which are assessed on production, and liquor control board commissions, which are assessed on sales, are recorded as reductions to gross sales prices.

Income taxes

The Company follows the liability method of accounting for the tax effect of temporary differences between the carrying amount and the tax basis of the Company’s assets and liabilities.  Temporary differences arise when the realization of an asset or the settlement of a liability would give rise to either an increase or decrease in the Company’s income taxes payable for the year or later period.  Income tax expense for the period is the tax payable for the period and any change during the period in future income tax assets and liabilities.

Future income taxes are recorded at the income tax rates that are expected to apply when the future tax liability is settled or the future tax asset is realized.

Foreign exchange

Transactions in foreign currencies are recorded in Canadian dollars at the exchange rates in effect at the date of the transaction.  Monetary assets and liabilities in foreign currencies have been converted to Canadian dollars at exchange rates in effect at the balance sheet date.  Foreign exchange gains and losses included in earnings are not material for the years presented.

Net income per share

The Company follows the treasury stock method for determining per share amounts.  Under this method proceeds that would arise from the exercise of options would be used to purchase common shares at the weighted average market price in the determination of diluted per share amounts.  Net income per share is calculated using the weighted average number of shares outstanding during each year which was 5,167,741 for the year ended March 31, 2002 (2001 - 4,650,233; 2000 – 4,782,078).

All potential option issuances for 2002, 2001 and 2000 were anti-dilutive under both Canadian and US GAAP.

Stock-based compensation plan

The Company has established a stock option plan whereby options for a maximum of 700,000 common shares may be granted to its employees, directors and a consultant of the Company.  Options granted under the plan are generally exercisable immediately and expire five years after the grant date.  All options are granted at or above the market price of the stock on the date of grant.  No compensation expense is recorded for the fair value of the options granted.

3. INVENTORIES

	2002	2001	2000
	$	$	$

Raw materials and returnable glass containers	1,293,536	1,162,917	1,195,338
Brews in progress	329,147	322,305	319,829
Finished product	826,982	804,479	635,726
Promotional goods and dispensing units	446,387	412,281	525,897
	2,896,052	2,701,982	2,676,790

#

Big Rock Brewery Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2002

(Denominated in Canadian Dollars)

4. ACQUISITION OF WHISTLER  BREWING  COMPANY AND

    BOWEN ISLAND BREWING COMPANY

On June 15, 2001, the Company acquired 97% of the issued and outstanding shares of Whistler Brewing Company Ltd. (“Whistler”) and the Bowen Island Brewing Company (“Bowen”), effective June 8, 2001.  On December 21, 2001, Big Rock acquired the remaining 3% of the shares.  Whistler is a British Columbia based company that produces and markets its own brands of speciality draught and bottled beer for sale across Canada.  Bowen is also a British Columbia based company that holds the patents to its own brands of specialty beer.  The acquisitions have been accounted for using the purchase method. The results of Whistler’s and Bowen’s operations have been included in the consolidated financial statements from the effective date of acquisition.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition.

$

Accounts receivable	183,084
Inventories	145,338
Prepaid expenses and other	21,157
Capital assets	403,555
Deferred charges	139,363
Goodwill	262,494
Total assets acquired	1,154,991

Bank advances	81,203
Accounts payable and accrued liabilities	108,556
Total liabilities assumed	189,759

Net assets acquired	965,232

Consideration paid
Cash paid to vendors and for transactions costs	323,953
Common shares issued to vendors (135,006 shares at $4.75)	641,279
965,232

#

Big Rock Brewery Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2002

(Denominated in Canadian Dollars)

5. LONG TERM INVESTMENTS

BWB Joint Venture

Effective January 1, 2002, Big Rock acquired a 50% interest in the BWB joint venture whereby Bowen, Whistler and Bear Brewing Company agreed to jointly market, distribute and sell the Whistler, Bowen Island and Bear brands of beer.

The following is summarized financial information for Big Rock’s interest in the joint venture, which the Company reports on a line-by-line basis in its accounts:

$
Revenue	253,374
Government taxes and commissions	33,544
Cost of sales	95,594
Gross profit	124,236
Selling and general and administrative expenses	77,202
Net income	47,034

Current assets	$231,544
Current liabilities	$182,210
Cash flow which relates entirely to operating activities	$218,394

Bear View Developers Ltd.

Effective January 1, 2002, Big Rock acquired 50% of the outstanding shares of Bear View Developers Ltd. (“Bear View”) which owns the land and building associated with Bear Brewing Company.  The investment is accounted for using the equity method.  The cost of the investment was $227,222 including a $200,000 cash payment, and $27,222 of costs incurred.  The cost of the Company’s investment in Bear View exceeded the Company’s share of its underlying net book value on the acquisition date by $223,388, which amount is being amortized over 20 years.

#

Big Rock Brewery Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2002

(Denominated in Canadian Dollars)

6. CAPITAL ASSETS

	2002
	Cost $	Accumulated Amortization $	Net Book Value $

Land	1,958,466	—	1,958,466
Buildings	8,334,991	1,031,484	7,303,507
Production equipment	22,920,134	6,817,312	16,102,822
Vehicles	163,608	93,605	70,003
Furniture and fixtures	972,480	534,790	437,690
	34,349,679	8,477,191	25,872,488

	2001
	Cost $	Accumulated Amortization $	Net Book Value $

Land	1,843,466	----	1,843,466
Buildings	7,385,191	836,303	6,548,888
Production equipment	21,680,309	5,689,059	15,991,250
Vehicles	86,458	79,217	7,241
Furniture and fixtures	878,807	424,658	454,149
	31,874,231	7,029,237	24,844,994

	2000
	Cost $	Accumulated Amortization $	Net Book Value $

Land	1,843,466	----	1,843,466
Buildings	7,340,624	650,731	6,689,893
Production equipment	20,660,244	4,720,052	15,940,192
Vehicles	83,934	77,224	6,710
Furniture and fixtures	824,373	350,236	474,137
	30,752,641	5,798,243	24,954,398

During the year ended March 31, 2002, the Company capitalized labour of $60,854 (2001 - $41,002; 2000 - $34,296) relating to certain enhancements at its brewing facilities.

7. BANK INDEBTEDNESS

The Company has a demand revolving credit facility with a maximum limit of $3,000,000.  Advances under the facility bear interest at the Royal Bank prime rate (effective rate at March 31, 2002 – 3.75%; 2001 – 6.75%; 2000 – 7.0%). Collateral provided for this loan is the same as described in note 8.

8. LONG-TERM DEBT

	2002	2001	2000
	$	$	$

Non-revolving bank loans repayable in blended principal and interest monthly payments of $155,000, due July 31, 2003	3,199,059	5,037,838	5,874,413
Less current portion	1,696,784	1,567,862	1,496,189
	1,502,275	3,469,976	4,378,224

A fixed and floating charge debenture and supplemental debenture for $7,000,000 covering all assets, a general security agreement and an assignment of fire insurance have been provided as collateral for credit facilities.

The facilities impose a number of positive and negative covenants on the Company including the maintenance of certain financial ratios.  At March 31, 2002 the Company was in compliance with all of its debt covenants.

These facilities bear variable rates of interest ranging from Royal Bank prime to prime plus 3/4% depending on the Company’s average quarterly interest coverage ratios.

The average interest rate on the facilities (including the effect of interest rate swaps – see note 13) for the year ended March 31, 2002 was 6.8% (2001 – 8.3%; 2000 – 6.9%).

Cash interest payments made during 2002 amounted to $294,027 (2001 - $451,921; 2000 - $481,400).

Estimated principal payments required for subsequent fiscal years are as follows:

$

2003	1,696,784
2004	1,502,275
3,199,059

9. SHARE CAPITAL

Authorized

Unlimited number of voting common shares.

Unlimited number of preferred shares, which may be issued in one or more series with rights, privileges, restrictions and conditions as fixed by the directors prior to the issue of each series.

Issued and outstanding

	Shares	Amount
Common shares (no par value)	#	$

Balance as at March 31, 1999	4,861,200	10,472,209
Shares exercised through stock options	15,350	78,879
Shares redeemed through normal course issuer bid	(218,700)	(473,188)
Balance as at March 31, 2000	4,657,850	10,077,900
Shares issued by private placement	400,000	1,800,000
Shares redeemed through normal course issuer bid	(148,800)	(324,263)
Balance as at March 31, 2001	4,909,050	11,553,637
Shares issued by private placement	220,000	990,000
Shares redeemed through normal course issuer bid	(22,500)	(52,925)
Shares issued for acquisition of Whistler & Bowen [note 4]	135,006	641,279
Balance as at March 31, 2002	5,241,556	13,131,991

The Company’s initial normal course issuer bid to purchase up to 251,310 common shares approved by the Toronto Stock Exchange expired June 9, 1999.  A second normal course issuer bid was approved by the Toronto Stock Exchange to purchase up to 242,235 common shares between August 26, 1999 and August 25, 2000. A further normal course issuer bid was approved by the Toronto Stock Exchange to purchase up to 265,000 shares between August 28, 2000 and August 27, 2001.  The Company purchased and cancelled 22,500 common shares (2001 – 148,800; 2000 – 218,700) for cash consideration of $102,650 (2001 – $744,304; 2000 – $1,358,205) during the year.  The $49,725 (2001 – $420,041; 2000 – $885,017) excess of the redemption price for the shares over the average issue price of the shares has been charged to retained earnings.

During the year the Company issued 220,000 (2001 – 400,000) common shares from treasury pursuant to a private placement at $4.50 (2001 – $4.50) per common share for proceeds of $990,000 (2001 – $1,800,000) and issued 135,006 common shares from treasury at a value of $4.75 per common share as partial payment for the acquisition of 100% interests in Whistler Brewing Company Ltd. and Bowen Island Brewing Company Ltd.

Stock-based compensation plan

A summary of the status of the Company’s incentive stock option plan as of March 31, 2002, 2001 and 2000 and changes during the years ending on those dates is presented below:

	2002		2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Balance, beginning of year	620,750	$6.09	637,600	$7.80	694,000	$9.23
Cancelled	(61,850)	$5.40	(223,800)	$7.07	(340,550)	$9.77
Granted	118,350	$4.62	206,950	$4.91	299,500	$6.61
Exercised	----	----	----	----	(15,350)	$5.14
Balance, end of year	677,250	$5.84	620,750	$6.09	637,600	$7.80

The following table summarizes information about incentive stock options outstanding at March 31, 2002:

Exercise Price	Number Outstanding at March 31, 2002	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable at March 31, 2002

$4.50	86,600	4.49	$4.50	86,600
$4.85 to $5.05	263,350	3.41	$4.94	263,350
$5.75 to $7.60	327,300	1.68	$6.92	327,300
	677,250	2.71	$5.84	677,250

#

Big Rock Brewery Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2002

(Denominated in Canadian Dollars)

10. INCOME TAXES

The Company is a public company engaged in manufacturing and processing activities for Canadian income tax purposes. The Company’s tax expense has been calculated as follows:

	2002	2001	2000
	$	$	$

Income before income taxes	1,968,786	2,007,573	2,461,119

Income tax expense at statutory rate of 43.6% (44.6% for 2001 and 2000)	858,000	895,000	1,098,000

Effect on taxes of
Manufacturing and processing profits deduction	(128,000)	(129,000)	(158,000)
Non-deductible expenses	20,000	4,000	22,000
Large Corporation tax	50,000	51,000	42,000
Income tax rate adjustments	(49,000)	(166,000)	—
Other	----	—	(4,000)
Income tax expense	751,000	655,000	1,000,000

Current income tax	697,000	198,000	42,000
Future income tax	54,000	457,000	958,000
Income tax expense	751,000	655,000	1,000,000

Future income tax reflects the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  The components of the Company’s future tax assets and liabilities are as follows:

	2002 $	2001 $	2000 $

Future tax assets (liabilities):
Non-capital loss carry-forwards	45,000	—	309,700
Capital assets	(4,473,400)	(4,365,400)	(4,274,900)
Deferred charges	(6,000)	(6,000)	(6,300)
Share issue costs	3,000	—	56,300
Cumulative eligible capital	15,000	9,000	9,800
Net future tax liability	(4,416,400)	(4,362,400)	(3,905,400)

At March 31, 2002 the Company has non-capital losses of $364,000 (2001 - $nil; 2000 - $811,000) deductible against future income for tax purposes.

Cash income taxes paid during the year were $441,183 (2001 - $56,727; 2000 - $46,908).

11. COMMITMENTS

The Company leases office equipment and vehicles under operating leases.  Annual lease payments are as follows:

$

2003	169,067
2004	72,716
2005	13,976
2006	855
2007	—
256,614

12. INFORMATION ABOUT GEOGRAPHIC SEGMENTS

Substantially all of the Company’s assets and revenues are in Canada.  Net sales in 2002 into the United States from Canada, on a percentage basis, were 1% (2001 – 1.1%; 2000 – 2.2%).

13. FINANCIAL INSTRUMENTS

Financial instruments of the Company consist of cash and cash equivalents, accounts receivable, short-term investments, bank indebtedness, accounts payable and accrued liabilities, long-term debt and interest rate swaps.  As at March 31, 2002, 2001 and 2000, there were no significant differences between the carrying amounts reported on the balance sheet (excluding the interest rate swaps), and their estimated market values.  At March 31, 2002, a cash payment of approximately $112,028 (2001 - $131,615; 2000 - $36,789) would have been required to settle the interest rate swap agreements.

The Company enters into interest rate swaps to fix interest on its borrowings.  At March 31, 2002 the Company had swap agreements to exchange floating interest rates for fixed interest rates on $3,100,000 (2001 - $5,000,000; 2000 - $4,700,000) at rates varying from 6.7% to 6.77% (2001 – 6.7% to 6.995%; 2000 – 7.24%) with maturity as follows: March 31, 2003, $2,000,000: March 31, 2004, $1,100,000.

Any payments or receipts incurred under the swaps are recorded as part of the interest expense over the terms of the swaps.

The Company is exposed to currency risk on cash, trade receivables, amounts drawn in United States dollars under its available line of credit, and accounts payable denominated in U.S. dollars, totalling U.S. $87,226 at March 31, 2002 (2001 - $535,003; 2000 - U.S. $61,407).

The Company has a concentration of credit risk because substantially all of its accounts receivable are from government owned provincial liquor boards.  However, no individual customer accounts for greater than 10% of sales in any period other than the Alberta and British Columbia liquor boards.

14. NET CHANGE IN NON-CASH WORKING CAPITAL

The net change in non-cash working capital relating to operating activities consists of:

	2002	2001	2000
	$	$	$

Accounts receivable	(182,141)	278,080	(316,670)
Inventories	(48,732)	(25,192)	(626,087)
Prepaid expenses and other	4,697	(163,329)	197,670
Accounts payable and accrued liabilities	(167,302)	128,995	(405,796)
Income tax payable	317,025	151,869	—
	(76,453)	370,423	(1,150,883)

15. UNITED STATES ACCOUNTING PRINCIPLES

Under U.S. GAAP, the Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”) requires that companies with stock-based compensation plans either recognize compensation expense based on fair-value accounting methods or continue to apply the provisions of Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB 25”) and disclose pro forma net income (loss) per share assuming the fair-value method had been applied.  The Company has elected to follow APB 25 and related interpretations in accounting for employee stock options.

#

Big Rock Brewery Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2002

(Denominated in Canadian Dollars)

The following table provides proforma measures of net income and net income per common share in accordance with US GAAP had stock options been recognized as compensation expense based on the fair value of the options on the grant date in accordance with SFAS No. 123.

	2002		2001		2000
	As Reported $	Pro Forma $	As Reported $	Pro Forma $	As Reported $	Pro Forma $

Net income	1,217,786	1,196,457	1,352,573	1,183,937	1,461,119	1,014,055
Net income per common share	0.24	0.23	0.29	0.25	0.31	0.21

The estimated fair value of stock options issued was determined using the Black-Scholes model using the following weighted average assumptions:

	2002	2001	2000

Risk-free interest rate (%)	2.3	5.3	5.1
Estimated hold period prior to exercise (years)	4.0	4.0	4.0
Volatility in the price of the Company’s common shares (%) Dividend Yield (%)	36 0	31 0	53 0

The weighted average fair value of the stock options granted in 2002, 2001 and 2000 was $1.47, $1.40 and $3.01, respectively.

U.S. Accounting Developments

In June 2001, the FASB issued Statement No. 142 “Goodwill and Other Intangible Assets”, effective for fiscal periods beginning after December 15, 2001, which requires that new and existing goodwill and certain intangible assets not be amortized, but tested annually for impairment.  Accordingly, in fiscal 2003, Canadian and U.S. GAAP standards will be harmonized.  Statement No. 142 is not expected to have a material impact on the Company’s financial position on the date of adoption.

In June 2001, the FASB issued Statement No. 143 “Accounting for Asset Retirement Obligations”.  This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of the fair value can be made.  The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset.  The requirements are effective for fiscal years beginning on or after June 15, 2002.  The effect of this pronouncement on Big Rock’s financial position and the resulting Canadian-U.S. GAAP differences, if any, are yet to be determined.

In August 2001, the FASB issued Statement No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets.  Statement No. 144 is effective for Big Rock’s 2003 fiscal year and is not expected to have a material impact on the Company’s financial position.

16. COMPARATIVE FIGURES

Certain comparative figures have been reclassified to conform to the current year’s presentation.

17. SUBSEQUENT EVENTS

On July 1, 2002 the Company completed the acquisition of 100% of the issued and outstanding shares of Bear Brewing Company Ltd. ("Bear") in exchange for 100,000 shares of Big Rock Brewery Ltd. valued at $7.75 per share. Bear is a British Columbia based company that produces and markets its own brands of specialty draught and bottled beer. Simultaneously, the Company exercised its option to increase its ownership of Bear View Developers Ltd. ("Bear View") from 50% to 100% for consideration of $215,000 cash. Bear View owns the land and building from which Bear operates its brewery.

On September 20, 2002, the Company announced that the Board of Directors of Big Rock had unanimously approved a proposal to reorganize Big Rock into an income trust.  Big Rock has scheduled a special meeting of shareholders and optionholders on January 8, 2003 to consider the reorganization of Big Rock through exchange of common shares for Trust Units of Big Rock Brewery Income Trust.  If the reorganization is approved, Big Rock will be a wholly owned subsidiary of Big Rock Brewery Income Trust.

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